Exhibit 99.1
Kaiser Aluminum Corporation Reports
Second Quarter and First Half 2017 Financial Results

Second Quarter 2017 Highlights:

•	Net Sales $356 Million; Value Added Revenue $202 Million Down 2% on Higher Shipments

•	Net Income $5 Million; Adjusted EBITDA $54 Million; Adjusted EBITDA Margin 27%

•	Strong Operational Performance Across the Platform

•	Efficient Execution of Planned Equipment Upgrades at Trentwood

First Six Months 2017 Highlights:

•	Net Sales $712 Million; Value Added Revenue $406 Million Down 3% on Higher Shipments

•	Net Income $41 Million; Adjusted EBITDA $108 Million; Adjusted EBITDA Margin 27%

•	Strong Growth in Automotive Extrusions and Solid Industrial Demand

•	Strong Sales and Operating Performance Despite Market-Driven and Project-Related Headwinds

•	Returned $82 Million to Shareholders Through Quarterly Dividends and Share Repurchases

FOOTHILL RANCH, Calif., July 19, 2017 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced second quarter 2017 results, reporting net income of $5 million, or $0.27 earnings per diluted share, down from net income and earnings per diluted share of $26 million and $1.43, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $25 million, or $1.47 per diluted share, for the second quarter 2017, up from adjusted net income of $19 million, or $1.02 per diluted share, for the second quarter 2016. Reported second quarter 2017 results included an $18 million pre-tax impairment charge to reduce goodwill associated with the January 2011 acquisition of Alexco hard alloy extruded shapes and a $12 million pre-tax mark-to-market loss related to commodity hedges. Reported and as adjusted second quarter 2016 results included approximately $11 million of additional pre-tax expense associated with the early retirement of the Company’s 8.25% unsecured senior notes, resulting in a $0.38 after tax impact on earnings per diluted share.

For the first half 2017, the Company reported net income of $41 million, or $2.34 earnings per diluted share, compared to net income of $52 million, or $2.87 per diluted share in the prior year period. Excluding the impact of non-run-rate items, adjusted net income increased to $52 million, or $2.99 earnings per diluted share, for the first half 2017 compared to adjusted net income of $46 million, or $2.52 earnings per diluted share, for the prior year period. As previously noted, first half 2016 results also reflected the expense related to the second quarter redemption of the Company’s 8.25% senior notes.

Second Quarter and First Half 2017 Summary

“Our second quarter 2017 results exceeded our expectation for the quarter as Trentwood performed significantly better than anticipated despite project-related construction activity, major equipment outages and inefficient material flow. In addition to Trentwood’s strong performance, our extrusion/drawn facilities continued to achieve solid underlying manufacturing efficiency further enhancing our second quarter operating performance,” said Jack A. Hockema, Chairman and Chief Executive Officer. “We also benefitted from favorable scrap material prices, and overhead and other costs in the quarter were more favorable than we had anticipated. In addition, during the quarter we chose to reduce complexity and execution risk at Trentwood and rescheduled approximately $4 million of major maintenance projects unrelated to the construction activity from the second quarter to the second half 2017.

“Industry dynamics remained largely unchanged from the first quarter 2017. Despite project-related throughput constraints at Trentwood and continued destocking in the commercial aerospace supply chain, total shipments increased 3% year-over-year. Reduced aerospace shipments were more than offset by year-over-year growth in shipments for automotive extrusions and general engineering applications driven by new automotive program launches and strong industrial demand. However, a lower value added product mix, competitive price pressure and higher contained metal costs continued to drive the year-over-year decline in total value added revenue. Partially offsetting margin pressure from lower sales prices were favorable price spreads for scrap raw material purchases.

“Notwithstanding the market-driven and project-related headwinds, our second quarter and first half 2017 adjusted EBITDA and adjusted EBITDA margin were comparable to the prior year demonstrating the benefit of capital investments previously completed, our ongoing focus on improving manufacturing cost efficiency, and the longer-term earnings potential for our platform.

“In addition we returned $40 million of cash to shareholders through share repurchases and dividends in the second quarter and $82 million in the first half 2017 while continuing our proactive strategic investments in the core business.

“The Trentwood modernization project is proceeding as planned, and we expect to complete the heat treat furnace outage and restore normal operations and material flow during the third quarter,” stated Mr. Hockema.

Second Quarter and First Half 2017 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			Six Months
	2Q17	1Q17	2Q16	1H17	1H16

Shipments (millions of lbs.)	160	164	155	323	314

Net sales	$356	$355	$335	$712	$678
Less hedged cost of alloyed metal[1]	(154)	(151)	(129)	(306)	(262)
Value added revenue	$202	$204	$206	$406	$417

Realized price per pound ($/lb.)
Net sales	$2.23	$2.17	$2.16	$2.20	$2.16
Less hedged cost of alloyed metal	(0.96)	(0.92)	(0.83)	(0.94)	(0.83)
Value added revenue	$1.27	$1.25	$1.33	$1.26	$1.33

As reported
Operating income	$11	$60	$58	$71	$103
Net income	$5	$36	$26	$41	$52
EPS, diluted[2]	$0.27	$2.04	$1.43	$2.34	$2.87

Adjusted[3]
Operating income	$44	$45	$46	$89	$92
EBITDA[4]	$54	$54	$55	$108	$110
EBITDA margin[5]	26.7%	26.6%	26.6%	26.6%	26.4%
Net income	$25	$27	$19	$52	$46
EPS, diluted[2]	$1.47	$1.52	$1.02	$2.99	$2.52

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] Diluted shares for EPS calculated using treasury method.
[3] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Second Quarter 2017

Net sales for the second quarter 2017 were $356 million, up approximately 6% from $335 million in the prior year period, reflecting 3% higher shipments and a 3% increase in average selling price. The increase in average selling price reflected approximately a 16% increase in underlying contained metal costs passed through to customers and a 5% decline in value added revenue per pound.

Value added revenue (net sales less the hedged cost of alloyed metal) of $202 million for the second quarter 2017 was down 2% on 3% higher shipments compared to $206 million in the prior year period due to lower sales margins on non-contract sales and a leaner mix of shipments. Aerospace/high strength value added revenue declined 6% to $110 million due to continued supply chain destocking and throughput constraints at Trentwood; value added revenue for automotive extrusions increased 3% to $30 million reflecting a 9% increase in shipments driven by growth of new bumper programs; and value added revenue for general engineering applications increased 3% to $56 million as strong demand for the Company's applications led to a 5% increase in shipments following first quarter 2017 restocking.

Consolidated operating income as reported was $11 million in the second quarter 2017 compared to $58 million in the prior year quarter. The second quarter 2017 reflected non-cash, non-run-rate losses of $33 million which included a $12 million mark-to-market loss on commodity hedges and an $18 million goodwill impairment due to changes in market conditions for hard alloy extruded shapes. Adjusted for non-run-rate items, consolidated operating income of $44 million declined $2 million compared to the prior year quarter partly due to higher depreciation expense in 2017.

Adjusted consolidated EBITDA of $54 million in the second quarter 2017 was slightly lower than the prior year period. A $6 million adverse sales impact primarily due to the leaner product mix and lower sales margins as well as $2 million of higher major maintenance expense were largely offset by $4 million of favorable price spreads on scrap raw material and lower operating and overhead costs. Adjusted EBITDA as a percentage of value added revenue was a solid 27%, comparable to the prior record established in second quarter 2016.

First Half 2017

Net sales for the first half 2017 were $712 million, up approximately 5% from $678 million in the prior year period, reflecting 3% higher shipments and a 2% increase in average selling price. The increase in average selling price reflected approximately a 13% increase in underlying contained metal costs passed through to customers and a 5% decline in value added revenue per pound.

Value added revenue of $406 million for the first half 2017 was down 3% on a 3% increase in shipments compared to $417 million in the prior year period due to lower margins on non-contract sales and a leaner mix of shipments. Aerospace/high strength value added revenue declined 7% to $222 million primarily due to supply chain destocking; value added revenue for automotive extrusions increased 3% to $60 million reflecting a 7% increase in shipments; and value added revenue for general engineering applications increased 5% to $113 million as strong demand for the Company's applications led to a 9% increase in shipments.

Consolidated operating income as reported was $71 million in the first half 2017 compared to $103 million in the prior year period. Adjusted for the impairment charge and other non-cash, non-run-rate items, consolidated operating income of $89 million declined $3 million compared to the prior year period partly due to higher depreciation expense in 2017.

Adjusted consolidated EBITDA of $108 million in the first half 2017 declined $2 million compared to the prior year period. A $14 million adverse sales impact primarily due to the leaner product mix and lower sales margins was primarily offset by $6 million of improved costs related to favorable price spreads on scrap raw material and $6 million of lower overhead, incentive and other costs. Adjusted EBITDA as a percentage of value added revenue was 27%, comparable to the record first half 2016.

Cash Flow and Balance Sheet

In addition to funding normal business operations, first half capital expenditures were approximately $40 million and the annual variable contributions to the Union VEBA and Salaried VEBA totaled $20 million. The Company returned $82 million of cash to shareholders through quarterly dividends and share repurchases during the first half of 2017. As of June 30, 2017, total cash and cash equivalents and short-term investments were approximately $233 million and borrowing availability under the Company's Revolving Credit Facility was approximately $287 million.

Second Half and Full Year 2017 Outlook

“Our 2017 outlook for aerospace, automotive extrusions and general engineering applications remains unchanged,” stated Mr. Hockema. “We anticipate market driven headwinds from lower sales margins and commercial aerospace supply chain destocking to continue through the remainder of the year, and, despite the destocking, we expect full year 2017 shipments for aerospace applications similar to 2016. For our automotive extrusion applications we continue to expect double-digit year-over-year growth in shipments and mid-single-digit growth in value added revenue as new product growth is predominantly in lower value added parts. Although the 2017 North American build rate forecast has decreased slightly since our prior outlook, our mix is weighted toward larger vehicles, and the outlook for full-size light trucks is unchanged.

“Looking to the second half 2017, strategic project work at Trentwood will continue in July, and we expect to restore normal operations and material flows by the end of the third quarter and begin to realize the quality, cost and capacity benefits later in the year. We anticipate normal seasonality similar to the pattern we experienced in 2016 of lower sales and adjusted EBITDA compared to the first half. In addition, the rescheduled major maintenance spending at Trentwood will further impact results compared to the prior year,” said Mr. Hockema.

“Longer term, we continue to anticipate solid aerospace demand growth driven by military and commercial aircraft applications in both 2018 and 2019. While we expect the aerospace supply chain destocking to be largely completed in 2017, we now expect that isolated instances of inventory overhang will linger into 2018 creating modest drag on overall industry demand growth.

“As demand strengthens and we fully implement the improved practices and capacity expansion at Trentwood, we expect increasing benefits from the project work completed. Overall, we expect to enter 2018 well positioned to serve industry-wide demand growth across our served markets, and our strong balance sheet and cash flow generation will support continued investments in organic and inorganic growth and the return of cash to shareholders,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, July 20, 2017, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss second quarter and first half 2017 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong long-term demand growth for the Company’s aerospace, automotive and general engineering applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results including internal and external growth opportunities; (c) the Company’s ability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (e) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (f) the Company's ability to realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (g) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; and (h) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2016. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED) (1)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In millions of dollars, except share and per share amounts)
Net sales	$356.3	$334.9	$711.6	$678.1
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	277.7	250.4	555.5	512.4
Lower of cost or market inventory write-down	—	—	—	4.9
Unrealized loss (gain) on derivative instruments	11.9	(10.9)	(3.2)	(14.9)
Depreciation and amortization	9.5	9.0	19.1	17.7
Selling, general, administrative, research and development:
Selling, general, administrative, research and development	26.3	27.5	50.0	53.6
Net periodic postretirement benefit cost relating to Salaried VEBA	1.1	0.9	2.2	1.7
Gain on removal of Union VEBA net assets	—	—	(1.3)	(0.1)
Total selling, general, administrative, research and development	27.4	28.4	50.9	55.2
Goodwill impairment	18.4	—	18.4	—
Other operating charges, net	—	0.1	—	0.1
Total costs and expenses	344.9	277.0	640.7	575.4
Operating income	11.4	57.9	70.9	102.7
Other (expense) income:
Interest expense	(5.5)	(5.5)	(11.1)	(9.2)
Other income (expense), net	1.0	(10.7)	1.6	(10.4)
Income before income taxes	6.9	41.7	61.4	83.1
Income tax provision	(2.2)	(15.7)	(20.7)	(30.8)
Net income	$4.7	$26.0	$40.7	$52.3

Net income per common share:
Basic	$0.28	$1.45	$2.37	$2.92
Diluted[2]	$0.27	$1.43	$2.34	$2.87
Weighted-average number of common shares outstanding (in thousands):
Basic	17,003	17,871	17,193	17,867
Diluted[2]	17,201	18,194	17,418	18,194

Dividends declared per common share	$0.50	$0.45	$1.00	$0.90
1 Please refer to the Company's Form 10-Q for the quarter ended June 30, 2017 for detail regarding the items in the table.
2 Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	June 30, 2017	December 31, 2016
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$57.1	$55.2
Short-term investments	175.7	231.0
Receivables:
Trade receivables, net	145.6	137.7
Other	10.7	11.9
Inventories	199.9	201.6
Prepaid expenses and other current assets	26.8	18.5
Total current assets	615.8	655.9
Property, plant and equipment, net	552.1	530.9
Deferred tax assets, net	138.3	159.7
Intangible assets, net	25.7	26.4
Goodwill	18.8	37.2
Other assets	36.0	33.4
Total	$1,386.7	$1,443.5
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$84.2	$75.8
Accrued salaries, wages and related expenses	34.6	49.1
Other accrued liabilities	37.5	40.1
Total current liabilities	156.3	165.0
Net liabilities of Salaried VEBA	28.0	28.6
Deferred tax liabilities	3.3	3.3
Long-term liabilities	61.1	73.2
Long-term debt	369.2	368.7
Total liabilities	617.9	638.8
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both June 30, 2017 and December 31, 2016; no shares were issued and outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both June 30, 2017 and at December 31, 2016; 22,392,995 shares issued and 16,923,738 shares outstanding at June 30, 2017; 22,332,732 shares issued and 17,651,461 shares outstanding at December 31, 2016	0.2	0.2
Additional paid in capital	1,049.3	1,047.4
Retained earnings	97.6	75.2
Treasury stock, at cost, 5,469,257 shares at June 30, 2017 and 4,681,271 shares at December 31, 2016, respectively	(344.0)	(281.4)
Accumulated other comprehensive loss	(34.3)	(36.7)
Total stockholders' equity	768.8	804.7
Total	$1,386.7	$1,443.5
1 Please refer to the Company's Form 10-Q for the quarter ended June 30, 2017 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarterly
	2Q17	1Q17	4Q16	3Q16	2Q16	1Q16

GAAP net income	$4.7	$36.0	$24.5	$14.9	$26.0	$26.3
Interest expense	5.5	5.6	5.6	5.5	5.5	3.7
Other (income) expense, net	(1.0)	(0.6)	(0.1)	—	10.7	(0.3)
Income tax provision	2.2	18.5	15.3	9.4	15.7	15.1
GAAP operating income	11.4	59.5	45.3	29.8	57.9	44.8
Mark-to-market losses (gains)	11.9	(15.1)	(1.8)	(2.0)	(10.9)	(4.0)
Union VEBA related NRR gains [1,2]	—	(1.3)	—	—	—	(0.1)
Goodwill impairment	18.4	—	—	—	—	—
Other operating NRR losses (gains) [3]	2.7	1.6	(0.9)	7.7	(1.2)	5.9
Operating income, excluding operating NRR items	44.4	44.7	42.6	35.5	45.8	46.6
Depreciation and Amortization	9.5	9.6	9.3	9.0	9.0	8.7
Adjusted EBITDA [4]	$53.9	$54.3	$51.9	$44.5	$54.8	$55.3

GAAP net income	$4.7	$36.0	$24.5	$14.9	$26.0	$26.3
Operating NRR Items	33.0	(14.8)	(2.7)	5.7	(12.1)	1.8
Tax impact of above NRR Items	(12.4)	5.5	1.0	(2.1)	4.6	(0.6)
Adjusted net income	$25.3	$26.7	$22.8	$18.5	$18.5	$27.5

GAAP earnings per diluted share [5]	$0.27	$2.04	$1.37	$0.82	$1.43	$1.44
Adjusted earnings per diluted share [5]	$1.47	$1.52	$1.27	$1.02	$1.02	$1.51

[1] Includes effect of terminating the defined benefit accounting for the Union VEBA and related accrual adjustments. See 2016 Form 10K for additional information.
2 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3] Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS calculated using treasury method. Reported and as adjusted second quarter 2016 results included approximately $11 million of additional pre-tax expense associated with the early retirement of the Company’s 8.25% unsecured senior notes, resulting in a $0.38 after tax impact on earnings per diluted share.